Exhibit 10.11

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 1, 2008 (“Effective Date”), is made and entered into by and between MOTRICITY, INC., a Delaware corporation (the “Company”), and RYAN WUERCH (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to secure the services of Executive, and Executive desires to continue his employment with the Company, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement, dated April 9, 2004 (the “Original Agreement”), as amended and restated by that certain Amended and Restated Employment Agreement, dated September 29, 2004 (the “Amended Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the terms and conditions of the Executive’s continued employment by the Company as hereinafter set forth.

WHEREAS, Executive has executed that certain Nondisclosure, Noncompetition, and Intellectual Property Protection Agreement with the Company, dated as of April 2004 (the “NDA”).

NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to continue employing Executive, and Executive accepts such continued employment and agrees to perform services for the Company, upon the terms and conditions set forth in this Agreement.

2. Position and Duties.

(a) Service with the Company. During his employment with the Company, Executive agrees to serve as the Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company and to perform such reasonable employment duties as the Board shall assign to him from time to time and as are reasonably consistent with his position. Executive shall have all of the typical rights and duties of the Chief Executive Officer of a corporation the size and nature of the Company, including, but not limited to, the ability to hire and terminate all employees of the Company other than (i) the President and Chief Operating Officer, who may only be hired or terminated by the Executive with the approval of the Board, (ii) the Chief Financial Officer, who may only be hired and terminated by the Executive after consultation with the Audit Committee of the Board and (iii) other officers who report directly to the Executive, who may only be hired and terminated by the Executive after consultation with the Executive Committee of the Board. In addition, Executive shall have the right to appoint the Company’s General Counsel and outside legal counsel with the concurrence of the Executive Committee of the Board. Executive’s services pursuant to this Agreement shall be performed primarily in Raleigh, North Carolina, or at such other locations as the Company and Executive may agree upon from time to time.

(b) Performance of Duties. Executive agrees to serve the Company faithfully and to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Executive further agrees to devote all of his business time, attention and efforts to the business and affairs of the Company during his employment with the Company, except for vacations, authorized leaves of absence and holidays; provided, however, that Executive may engage in other activities, such as activities involving charitable, educational, religious and similar types of organizations, membership on the board of directors of other organizations (as the Executive Committee of the Board may from time to time reasonably agree to), and similar type activities to the extent that such other activities do not inhibit or prohibit the performance of his duties under this Agreement, or conflict in any material way with the business of the Company and its subsidiaries. Executive hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during his employment with Company, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement.

(c) Code of Ethics. The Company has previously adopted the Code of Ethics (the “Code”) attached hereto as Exhibit A. Any modifications, amendments or alterations of the Code of Ethics shall require the approval of the Executive and the Board; provided, however, that such modifications, amendments or alterations may be made without the approval of the Executive when such modifications, amendments or alterations are required by applicable law.

3. Compensation.

(a) Base Compensation. During his employment with the Company, Executive’s base salary shall be paid at a rate of $15,208.33 twice monthly, for an annualized compensation of $365,000 (as may be increased from time to time, “Base Salary”), which Base Salary shall be paid in regular installments in accordance with the Company’s general payroll practices, including those related to withholding for taxes, insurance and similar items. Any increase to the Base Salary payable to Executive shall be established by the Board or the Compensation Committee of the Board following an annual performance review, but such Base Salary shall not be less than $365,000. Notwithstanding the foregoing, the Base Salary may be reduced if the Board approves and implements an equal percentage reduction in the base salaries of all of the Company’s executive officers, but in no event will such reduction be greater than Fifteen Percent (15%) of the Base Salary.

(b) Participation in Benefits Plans. During his employment with the Company, Executive shall be eligible to participate in all of the Company’s benefit plans or programs that have been established for executive officers of the Company, to the extent that Executive meets the requirements for each individual plan. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto as in effect from time to time. Executive shall be entitled to business class air travel (or first class air travel, if business class air travel is unavailable) on any business travel outside of North America.

(c) Expenses. During his employment with the Company, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s expense reimbursement policies in effect from time to time. Company shall reimburse the Executive for all dues of professional associations and organizations to which Executive belongs.

(d) Vacation and Sick Leave. During his employment with the Company, Executive shall be entitled to such vacation and sick leave as are consistent with the Company’s vacation and sick leave policies that are in effect from time to time, but in no event shall Executive be entitled to less than six (6) weeks paid vacation annually to be taken at such times and intervals as shall be reasonably determined by Executive, five (5) days of paid sick leave annually and ten (10) days of paid holiday leave annually. Executive shall be entitled to accrue, carry over or be paid for such vacation and sick leave to the extent permitted by, and in accordance with, the Company’s vacation and sick leave policies in effect from time to time.

(e) Bonuses. Executive shall be eligible for an annual cash bonus of Seventy-Five percent (75%) of his Base Salary. At the start of each fiscal year, the Board after consultation with Executive shall determine the factors on which Executive shall be evaluated during that year. Attached hereto as Exhibit F are the factors and performance objectives on which Executive shall be evaluated for the 2008 calendar year. The determination of the achievement of such factors shall be made by the Board in good faith. If Executive meets the factors and objectives set out in Exhibit G (as determined by the Board in good faith), such annual cash bonus will be awarded to Executive and paid within the deadlines established in Exhibit G.

(f) 2007 Bonus. In consideration of the Executive’s services to the Company during 2007, the Company shall pay Executive a bonus in the amount of One Hundred Thousand Dollars ($100,000), to be paid promptly after the execution of this Agreement.

(g) Health Insurance. During his employment, the Company shall provide Executive, at no cost to Executive, full family coverage for health, vision and dental insurance, which insurance shall have coverage, deductibles and copays substantially similar to those in the health insurance polic(ies) maintained by the Company.

(h) Life Insurance. During his employment with the Company, Executive shall obtain a term life insurance policy, effective no later than the date of this Agreement, with a face value of at least $6,000,000 for the benefit of beneficiary selected by Executive, and the Company shall reimburse Executive for all premiums related to such term life insurance policy.

(i) Attorney’s Fees. The Company agrees to directly and promptly pay Executive’s reasonable legal fees associated with entering this Agreement upon receiving invoices for the same in an amount up to $15,000.

4. Termination.

(a) Employment At Will. Notwithstanding anything to the contrary in this Agreement, Executive understands and agrees that this Agreement does not create an obligation on the part of the Company, Executive or any other person or entity to continue Executive’s employment. Executive acknowledges and agrees that he is an at will employee of the Company, and that either party to this Agreement may terminate Executive’s employment with or without Cause and/or with or without Good Reason, as applicable, or for any or no reason and at any time. Except as expressly provided in Section 4(f) below, Executive shall not be entitled to any salary, bonus, benefits or other compensation with respect to any period subsequent to the termination of his employment.

(b) Termination. Notwithstanding the foregoing, Executive’s employment hereunder shall terminate prior to the expiration of the Term in the event that at any time during such term:

(i) Executive dies;

(ii) Executive becomes Disabled (as hereinafter defined);

(iii) The Board elects to terminate this Agreement for Cause (as hereinafter defined) and notifies Executive in writing of such election;

(iv) The Board elects to terminate this Agreement without Cause and notifies Executive in writing of such election;

(v) Executive elects to terminate this Agreement for Good Reason (as hereinafter defined) and notifies the Company in writing of such election; or

(vi) Executive elects to terminate this Agreement without Good Reason and notifies the Company in writing of such election 60 days prior to the effective date of such termination.

(c) Term of Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier as provided in this Section 4, for a term of two (2) years, and unless notice has been provided as set forth in the following sentence, shall be automatically renewed for successive two (2) year terms thereafter (the initial term and any extensions thereof are referred to herein as the “Term”). Not later than ninety (90) days before the end of the then-current Term, either party shall have the right to provide written notice of his or its intention to have the Agreement expire at the end of the then-pending Term without automatic renewal.

(d) Effect of Termination. Notwithstanding any termination of this Agreement, the Company and Executive, in consideration of Executive’s employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

(e) Surrender of Records and Property. Upon termination of Executive’s employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, emails, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic form, that relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates (as hereinafter defined), and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in Executive’s possession or under Executive’s control.

(f) Compensation Payable to Executive on Termination. The rights of Executive to compensation upon termination of employment are as follows:

(i) In the case of the termination of the Executive’s employment at of after the expiration of the Agreement in accordance with Section 4(c), the Company shall pay to Executive his then-current Base Salary, any accrued bonus, vacation, and benefits accrued to the date of expiration of the Agreement.

(ii) If Executive dies, the Company shall pay to Executive’s beneficiary or beneficiaries designated in writing to Company, or to Executive’s estate in the absence or lapse of such designation, the Base Salary, as in effect at the date of Executive’s death, through the last day of the month in which death occurred and any accrued bonus, vacation, and benefits as of the last day of the month in which death occurred.

(iii) If Executive becomes Disabled, Company shall pay to Executive the Base Salary, as in effect on the date Executive becomes Disabled, through the last day of the month in which it is determined that Executive is Disabled and any accrued bonuses, vacation, and benefits as of the last day of the month in which Executive became Disabled. The Company is currently evaluating the establishment of a short term disability policy, and upon the Company’s implementation of any short term disability policy for the Company’s executives, the Company agrees that such policy will include Executive. In addition, if established for other executive employees of the Company, the Company agrees that any long-term disability policy will also include Executive.

(iv) If Executive’s employment is terminated for Cause, the Company’s only obligation to Executive shall be payment of Executive’s then-current Base Salary, vacation, and any bonuses or benefits accrued on the date on which such termination occurs.

(v) If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, then in addition to payment of any then-current Base Salary, bonus and benefits accrued to the date of such termination, (A) Executive shall be entitled to receive Executive’s monthly Base Salary in effect as of the date of termination for a period of eighteen (18) months (twelve (12) months if such termination occurs on or after the second anniversary of the Effective Date) following the date of termination, to be paid monthly following his termination, (B) to the extent approved by the Board in its sole discretion, Executive shall be entitled to receive the annual cash bonus the Executive would have earned for the year of termination based on the Company’s actual performance for such year pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s annual cash bonus by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365, such amount to be paid at the time the Company does or otherwise would pay bonuses to senior executives, and (C) the Company shall continue to provide to the Executive at its cost and expense health and life insurance benefits at substantially the same level of benefits as the Executive has at the date of termination of employment for a period of eighteen (18) months (12 months if such termination occurs on or after the second anniversary of the Effective Date) following the date of termination or if earlier such time as the Executive becomes eligible for such coverage from a subsequent employer; provided however, that this Section 4(f)(v) shall not become effective unless and until Executive executes and delivers a general release in favor of the Company of any and all liability that the Company and its officers, directors, employees, consultants, subsidiaries and affiliates may have to Executive in connection with this Agreement, Executive’s employment with the Company and Executive’s termination, which release shall be in substantially the form and substance attached hereto as Exhibit H, and which release must be executed by Executive within 45 days of the date on which Executive’s termination occurs. Moreover, the payment of the compensation referenced in this subsection shall be subject to Executive’s compliance with his obligations contained in Section 6 below.

(vi) In the event Executive voluntarily terminates his employment on the last day of the Term after receipt of a notice from the Company delivered pursuant to Section 4(c) electing not to renew this Agreement, then in addition to payment of any then-current Base Salary, bonus and benefits accrued to the date of such termination, (A) Executive shall be entitled to receive Executive’s monthly Base Salary in effect as of the date of termination for a period of three (3) months following the last day of the Term, to be paid monthly following his termination and (B) the Company shall continue to provide to the Executive at its cost and expense health and life insurance benefits at substantially the same level of benefits as the Executive has at the date of termination of employment for a period of three (3) months following the end of the Term; provided, however, that this Section 4(f)(vi) shall not become effective unless and until Executive executes and delivers a general release in favor of the Company of any and all liability that the Company and its officers, directors, employees, consultants, subsidiaries and affiliates may have to Executive in connection with this Agreement, Executive’s employment with the Company and Executive’s termination, which release shall be in substantially the form and substance attached hereto as Exhibit H, and which release must be executed by Executive within 45 days of the date on which Executive’s termination occurs. Moreover, the payment of the compensation referenced in this subsection shall be subject to Executive’s compliance with his obligations contained in Section 6 below. Notwithstanding the foregoing, after receipt of the non-renewal notice from the Company and prior to Executive’s date of termination, Executive may elect in writing to forego receipt of the post-termination payments referred to in clauses (A) and (B) above, in which case Section 6(a) shall cease to apply to Executive as of his date of termination.

(vii) It is understood and agreed that a termination without Cause for the purposes of this Section 4 shall not include a termination due to Executive’s death or Disability.

(g) Compensation Payable to Executive on Termination after Current Term. Executive agrees that in any subsequent employment agreement executed after the Term, the severance benefits to which he will be entitled upon his termination will be limited to the continuation of his Base Salary for a period of twelve (12) months.

5. Stock Compensation.

(a) Restricted Stock. As soon as practicable following the Effective Date, Executive shall receive 4,132,778 shares of restricted common stock of the Company, and the issuance of such restricted stock will be made pursuant to a Restricted Stock Grant Agreement, the form of which is attached hereto as Exhibit B. Any issuance pursuant to the preceding sentence shall be subject to the terms and conditions of Restricted Stock Grant Agreement attached as Exhibit B and the terms of the Company’s 2004 Stock Incentive Plan, as amended from time to time. As soon as practicable following the Effective Date, Executive shall receive 1,419,325 shares of restricted common stock of the Company, and the issuance of such restricted stock will be made pursuant to a Restricted Stock Grant Agreement, the form of which is attached hereto as Exhibit C. Any issuance pursuant to the preceding sentence shall be subject to the terms and conditions of Restricted Stock Grant Agreement attached as Exhibit C and the terms of the Company’s 2004 Stock Incentive Plan, as amended from time to time. As soon as practicable following the Effective Date, Executive shall receive an option to purchase 5,552,103 shares of the Company’s common stock at an exercise price of eighty cents ($.80) per share, and the grant of the option will be made pursuant to a Grant of Incentive Stock Option, the form of which is attached hereto as Exhibit D. Any issuance pursuant to the preceding sentence shall be subject to the terms and conditions of the Grant of Incentive Stock Option attached hereto as Exhibit D and the terms of the Company’s 2004 Stock Incentive Plan, as amended from time to time.

6. Non-Competition Commitment.

(a) Covenant Not to Compete. Executive agrees that during the Non-Competition Period (as defined below) he shall not, directly or indirectly, either for the benefit of himself or for the benefit of any other person, firm, corporation, governmental or private entity, without the prior written consent of the Company, which consent may be withheld by the Company, in its sole discretion, compete with the Company in the Business in any manner or capacity through any form of ownership or as an advisor, principal, agent, consultant, partner, joint venturer, officer, director, stockholder, lender, executive, or member of any association engaged in the Business. The Company may at any time in its sole discretion upon the vote of its Board followed by written notice to Executive elect to reduce the Non-Competition Period following the termination of Executive’s employment with the Company. “Non-Competition Period” means the period of Executive’s employment with the Company or its subsidiaries and the following applicable period following Executive’s termination of employment with the Company and its subsidiaries for any reason: (i) eighteen (18) months if such termination occurs before the second anniversary of the Effective Date, (ii) twelve (12) months if such termination occurs on or after the second anniversary of the Effective Date and prior to the expiration of the Term and (iii) three (3) months following the expiration of the Term if such termination occurs on or after the expiration of the Term.

(b) Geographic Extent of Covenant. The obligations of Executive under Section 6(a) above shall apply to the Territory (as hereinafter defined). Executive hereby acknowledges that the Territory, scope of prohibited activities and the time duration of the provisions of this Section 6 are reasonable and are no broader than necessary to protect the legitimate business interests of Company, and Executive agrees and acknowledges that the Company conducts its business and provides services worldwide and internationally.

(c) Indirect Competition. Executive further agrees that, during the Non-Competition Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 6 if such activity were carried out by Executive either directly or indirectly.

(d) Limitation on Covenant. Ownership by Executive, as a passive investment, of less than Five Percent (5%) of the outstanding shares of capital stock, outstanding debt instruments or other securities convertible into capital stock or debt instruments of any privately held corporation listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of this Section 6.

(e) Agreement Not To Interfere. During the Non-Competition Period, Executive agrees that he will not take any action to interfere with the relationships between the Company or any subsidiary or Affiliate of the Company, and their respective suppliers, vendors, clients or customers. He further agrees that he will not induce or attempt to induce any suppliers, vendors, clients, customers or other business relation of the Company or any subsidiary or Affiliate of the Company to withdraw, curtail or cease doing business with the Company or any subsidiary or affiliate of the Company, as applicable.

(f) Non-solicitation Agreement. During the Non-Competition Period, Executive further agrees that he will not, directly or indirectly, (i) induce or attempt to induce any employee, consultant or independent contractor of the Company or any subsidiary or Affiliate of the Company to leave the employ of the Company or any subsidiary or Affiliate of the Company, as applicable or (ii) hire or attempt to hire for any person or entity engaged in the Business any person who was, within six months of such action, an employee, consultant or independent contractor of the Company any subsidiary or Affiliate of the Company.

(g) Survival. The provisions of this Section 6 shall survive any termination or expiration of this Agreement and/or any termination of Executive’s employment.

(h) Excise Taxes. Notwithstanding anything contained in this Agreement to the contrary, if any payments to be made to or for the benefit of Executive are deemed to be “parachute payments” as that term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), Executive may elect to receive the full payment hereunder or to have the Company reduce such payment(s) to the minimum extent necessary to avoid imposition of any excise tax on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G of the Code.

7. Settlement of Disputes.

(a) Arbitration. Except as provided in Section 7(c), any claims or disputes of any nature between the Company and Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Executive’s employment and the termination of that employment by the Company, shall be resolved exclusively by arbitration in Raleigh, North Carolina , in accordance with the Commercial Arbitration Rules then existing of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s) and other costs incurred by Executive and the Company in connection with such arbitration shall be paid by the party who or which is unsuccessful in such arbitration.

(b) Binding Effect. The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(c) Resolution of Certain Claims-Injunctive Relief. Section 7(a) shall have no application to claims by the Company asserting a violation of Sections 4(e) or 6 or seeking to enforce, by injunction or otherwise, the terms of Sections 4(e) or 6. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 7(d). Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 4(e) or 6 by applying for and seeking temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of proving actual damages, and, the Company shall be entitled to recover from Executive its reasonable attorneys’ fees and costs in enforcing the provisions of Sections 4(e) or 6 if (i) the Company substantially prevails in such action or (ii) Executive asserts or claims that the provisions of Section 4(e) or 6 are unreasonable or unenforceable.

(d) Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of North Carolina. Executive and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 7(c). Executive waives any right Executive may have to transfer or change the venue of any litigation brought against Executive by the Company.

8. Representations.

(a) Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement (each, a “Prior Agreement”) with any other person or entity that would interfere with the performance of Executive’s duties hereunder, or would limit Executive’s ability to perform this duties hereunder and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

(b) Company’s Representations. Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

9. Inventions. Executive acknowledges that he has concurrently herewith executed and delivered to the Company the NDA.

10. Miscellaneous.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) “Affiliate” means, with respect to a person or entity, any person or entity controlled by, controlling or under common control with such person or entity, or any member of the immediate family, including parents, spouse, children or siblings, of such person.

(ii) “Business” means the business of distributing, or designing, providing and operating software platforms facilitating the distribution of, software, ebooks, and other content for handhelds and other mobile devices.

(iii) “Cause” means: (A) Executive has breached the material provisions of this Agreement or the Company’s Nondisclosure, Noncompetition, and Intellectual Property Protection Agreement, and, if curable as determined by the Board, fails to cure such breach within ten (10) days after receiving written notice from the Company specifying in reasonable detail the nature of such breach; (B) Executive has violated the Company’s Code of Ethics, a copy of which is attached hereto as Exhibit C, and as amended from time to time; (C) Executive has committed fraud, misappropriation or embezzlement in connection with the Company’s business or has otherwise breached his fiduciary duty to the Company; (D) Executive has been convicted of or has pled guilty or nolo contendere to, any act constituting a felony under the laws of any state or of the United States of America, or any crime involving moral turpitude; (E) Executive continues to fail to carry out his duties in accordance with the reasonable directions of the Board within thirty (30) days after receiving written notice from the Company specifying in reasonable detail the nature of such failure; or (F) gross negligence or willful misconduct with respect to the Company.

(iv) “Change of Control Transaction” means (A) the consummation of a merger or consolidation of the Company with or into another entity or (B) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change of Control Transaction” if immediately after such merger or consolidation at least a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

(v) “Disabled” means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days during any period of any three hundred sixty-five (365) calendar days.

(vi) “Good Reason” shall mean Executive’s termination of employment within thirty (30) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Executive’s consent: (A) the Company’s failure to pay Executive his Base Salary as set out in this Agreement or annual bonus due and owing under Section 3(e) hereof and/or any involuntary reduction in Executive’s Base Salary (that does not correspond to either (x) a material change or reduction in the duties of Executive which is at the request or consent of Executive or (y) any Board approved equal percentage reduction in the base salaries of all of the Company’s executive officers, but in no event will such reduction be greater than Fifteen Percent (15%)

of the Base Salary); (B) any material reduction in benefits as provided in Section 3 hereof (that does not correspond to any material change or reduction in the duties of Executive which is at the request or consent of Executive); (C) any required relocation of Executive’s principal place of employment within the U.S. and beyond a thirty (30) mile radius of Executive’s then principal place of employment that is permanent or lasts for longer than ninety (90) days; (D) if at any time during his employment under this Agreement, the Board fails to elect or reelect Executive as Chief Executive Officer of the Company, or removes Executive from such office, or if at any time Executive is not elected or reelected as the Chairman of the Board of the Company; (E) termination of, or any material change in, the Code of Ethics (other than changes required by applicable law); (F) Executive has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position.

(vii) “Territory” means (1) the world, or (2) if a court of competent jurisdiction determines the foregoing to be unenforceable, any country in which a customer of the Company, either directly or indirectly through a subsidiary or sublicensee, conducts Business, or (3) if a court of competent jurisdiction determines the foregoing to be unenforceable, the countries of Europe and North America, or (4) if a court of competent jurisdiction determines the foregoing to be unenforceable, any country in which the Company has an office, or (5) if a court of competent jurisdiction determines the foregoing to be unenforceable, the United States of America, or (6) if a court of competent jurisdiction determines the foregoing to be unenforceable, any State in the United States of America in which a customer of the Company, either directly or indirectly through a subsidiary or sublicensee, conducts Business, or (7) if a court of competent jurisdiction determines the foregoing to be unenforceable, any State in the United States of America in which the Company has an office, or (8) if a court of competent jurisdiction determines the foregoing to be unenforceable, the State of North Carolina, or (9) if a court of competent jurisdiction determines the foregoing to be unenforceable, the Counties of Durham, Orange and Wake in the State of North Carolina or (10) if a court of competent jurisdiction determines the foregoing to be unenforceable, any County in the State of North Carolina in which the Company has its headquarters and principal office.

(b) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof, including, but not limited to, the Original Agreement and the Amended Agreement; provided however, notwithstanding the foregoing, the NDA shall remain in full force and effect.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 10(f), successors and assigns.

(f) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 11.

(g) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

(h) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(i) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Notices to Executive:

Ryan K. Wuerch

Notices to Company:

Motricity, Inc

210 West Pettigrew Street,

Durham, NC, 27701

Attn: Nathan Gooden

Any party may change the address set forth above by notice to each other party given as provided herein.

(j) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the State of North Carolina, without giving effect to any choice of law provisions thereof.

11. Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, if the Company reasonably determines that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will result in the imposition of interest and additional tax, Executive shall not be paid any compensation or benefits hereunder upon a separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder) until the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of the Executive). Such severance or other benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent payments, if any, will be payable as provided in this Agreement. It is the intent of this Agreement to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.

COMPANY:

By:	/s/ Nathan A. Gooden
Name:	Nathan A. Gooden
Title:	Senior Vice President Corporate Development

EXECUTIVE:

/s/ Ryan K. Wuerch
RYAN K. WUERCH

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”), dated as of July 25th, 2008 (“Effective Date”), is made and entered into by and between MOTRICITY, INC., a Delaware corporation (the “Company”), and RYAN WUERCH (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement, dated April 9, 2004 (the “Original Agreement”), as amended and restated by that certain Amended and Restated Employment Agreement, dated September 29, 2004 (the “First Amended Agreement”), as amended and restated again by that certain Second Amended and Restated Employment Agreement, dated January 1, 2008 (the “Second Amended Agreement”).

WHEREAS, the Company and Executive desire to amend the terms and conditions of Executive’s continued employment by the Company as hereinafter set forth.

NOW, THEREFORE, in consideration of the promises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Term of Agreement. The Term, as defined in Section 4(c) of the Second Amended Agreement, is hereby extended for a period of two (2) years from the Effective Date hereof, and unless notice has been provided as set forth in Section 4(c) of the Second Amended Agreement, shall be automatically renewed for successive two (2) year terms thereafter.

2. Relocation Package.

(a) Cost of Living Adjustment. The Company hereby agrees to pay to Executive, in addition to his Base Salary, a monthly cost of living adjustment equal to Twenty Percent (20%) of Executive’s then-current monthly Base Salary (as that term is defined in Section 3(a) of the Second Amended Agreement) (the “Cost of Living Adjustment”) beginning on the date Executive’s primary residence is relocated to (and when he resides on a full time basis in), and for so long as Executive’s services pursuant to the Second Amended Agreement, as amended hereby, continue to be performed primarily in, Bellevue, Washington, or surrounding areas. The Cost of Living Adjustment shall not be included in the definition of Base Salary in the Second Amended Agreement, including, but not limited to, for the purpose of the calculation of any bonus due under Section 3(e) of the Second Amended Agreement. For the avoidance of doubt and nothwithstanding anything to the contrary, Executive shall bear any and all tax liability related to the Cost of Living Adjustment and no tax assistance/gross up shall be applicable thereto.

(b) Executive’s North Carolina Residence. The Company hereby agrees that Executive will be allowed to participate in the Guaranteed Offer Program as set forth in the Company’s Relocation Policy as in effect on the Effective Date, a copy of which is

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attached hereto and fully incorporated by reference as Exhibit A (the “Relocation Policy”) with respect to Executive’s primary residence, located at 10805 Ashland Mill Court, Raleigh, North Carolina 27617; provided, however, that the requirement for Executive to list his home for sale for a sale price within 105% of the Appraised Value Price (as defined in Appendix B of the Relocation Policy) as set forth in Appendix B of the Relocation Policy shall be deemed satisfied if by no later than August 15th, 2008, Executive’s primary residence is relocated to (and he resides on a full time basis in), and Executive’s services pursuant to the Second Amended Agreement, as amended hereby, are performed primarily in, Bellevue, Washington, or surrounding areas.

(c) Executive’s Washington Residence. The Company hereby agrees to pay all of the closing costs incurred with the Executive’s purchase of a new residence in Bellevue, Washington, or surrounding areas in accordance with the Home Purchase Assistance provisions set forth in the Relocation Policy.

(d) Cash Moving Allowance. The Company hereby agrees to pay Executive a cash moving allowance of an aggregate of Seventy Five Thousand Dollars ($75,000) in lieu of the Miscellaneous Relocation Allowance, including any tax assistance/gross-up to which Executive would otherwise be entitled, in each case pursuant to the Relocation Policy.

(e) Other Miscellaneous Expenses. In addition to any and all expenses addressed in the Relocation Policy and not otherwise addressed in this First Amendment, the Company hereby agrees to pay the following costs and expenses of Executive:

(i) transportation of an additional car of Executive (in addition to the two cars provided under the terms of the Relocation Policy) and Executive’s 24 foot boat from Raleigh, North Carolina to Executive’s new residence in Seattle, Washington;

(ii) temporary living expenses in accordance with the Relocation Policy;

(iii) transportation costs of all Executive’s household items in accordance with the Relocation Policy.

All expenses paid by the Company pursuant to the Relocation Policy and Sections 2(b), 2(c), 2(d) and 2(e) of this First Amendment shall be referred to herein as “Relocation Costs.” In the event of any conflict between the Relocation Policy and this First Amendment, this First Amendment will control.

3. Termination. Executive hereby agrees that in the event Executive resigns from the Company without Good Reason or is terminated by the Company for Cause (as such terms are defined in the Second Amended Agreement), Executive shall promptly reimburse the Company for any and all Relocation Costs in accordance with the Relocation Policy and in connection therewith, Executive shall execute and deliver to the Company Appendix A to the Relocation Policy simultaneously with Executive’s execution of this First Amendment; provided, however, that: (a) the term “resign” in Paragraph 1 of Appendix A will not include any resignation by Executive for “Good Reason” as defined in Section 10(a)(v) of the Second Amended Agreement; and (b) the term “cause” in Paragraph 1 of Appendix A will have the same

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meaning as in Section 10(a)(ii) of the Second Amended Agreement. For the avoidance of doubt, if Executive is employed by the Company for more than 2 years after the Effective Date, Executive will not be required to reimburse the Company for any portion of the Relocation Costs.

4. Carve Out Bonus.

(a) If, at any time during the 28 month period immediately following the Effective Date, (1) the Company enters into a legally binding, definitive agreement for a Company Sale and (2) (A) at such time Executive is then employed by the Company or (B) Executive’s employment by the Company was terminated without Cause or the Executive resigned for Good Reason, in each case, within 4 months prior to the date on which the Company entered into such legally binding, definitive agreement for a Company Sale, then Executive shall be entitled to receive the following cash bonus (the “Carve-Out Bonus”) upon consummation of such Company Sale (and contingent upon such consummation):

(i) If the Aggregate Value of the Company Sale is three hundred million dollars ($300,000,000) or less, the Carve-Out Bonus shall be two million dollars ($2,000,000) or, in the case of a Company Sale that is a sale (other than an initial public offering) of at least 75% of the Company’s equity, two million dollars ($2,000,000) multiplied by the applicable percentage of the Company’s equity sold in such Company Sale; or

(ii) If the Aggregate Value of the Company Sale is greater than three hundred million dollars ($300,000,000), the Carve-Out Bonus shall be equal to one percent (1%) of the Aggregate Value of the Company Sale or, in the case of a Company Sale that is a sale (other than an initial public offering) of at least 75% of the Company’s equity, one percent (1%) of the Aggregate Value of the Company Sale multiplied by the applicable percentage of the Company’s equity sold in such Company Sale.

(b) Notwithstanding the foregoing, the Carve-Out Bonus shall be reduced (but not below zero) by the aggregate Equity Proceeds. For the avoidance of doubt, if the Equity Proceeds exceed the Carve-Out Bonus payable under subsection 4(a)(i) or 4(a)(ii) above, as applicable, no Carve-Out Bonus shall be owed.

(c) For purposes of this Section 4, the following terms shall have the following respective meanings:

(i) The term “Company Sale” shall mean a sale (other than an initial public offering) of at least 75% of the Company’s equity or all or substantially all of the Company’s consolidated assets, through any form of transaction, including, without limitation, merger, equity purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation, or other transaction, or any complete liquidation or dissolution of the Company; provided,

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however, that, notwithstanding anything herein to the contrary, a transaction or series of transactions whose primary purpose is financing of the Company and does not involve payments or distributions to the stockholders of the Company shall not be treated as a “Company Sale” hereunder.

(ii) The term “Aggregate Value” shall mean, with respect to any Company Sale transaction, the aggregate value of the consideration paid in respect of the applicable equity securities of the Company or, in the case of a sale of assets, the consideration paid for such assets, in each case, which shall include the assumption of liabilities, plus (without duplication) the value of any debt, capital lease, and preferred stock obligations of the Company directly or indirectly assumed, retired, or defeased in connection with the applicable transaction. The value of any securities (whether debt, equity, options or warrants) or other property included in such consideration shall be determined as follows: (A) the value of securities that are freely tradable in an established public market shall be the last closing market price of such securities prior to the public announcement of the applicable transaction; and (B) the value of securities which are not freely tradable or which have no established public market, or if the consideration consists of property other than securities, the value of such securities or other property shall be the fair market value thereof as reasonably determined by unanimous vote of the Company’s Board of Directors, in consultation with its financial advisor. Consideration shall also be deemed to include the risk-adjusted present value (as reasonably determined by the Company’s Board of Directors) of any future (whether contingent or deferred) payments receivable or to be received by the Company or its security holders in connection with the applicable transaction (including, but not limited to, consideration placed in escrow and earn-out consideration). If the consideration to be paid is computed in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the prevailing exchange rate on the date or dates on which such consideration is payable.

(iii) The term “Equity Proceeds” shall mean the aggregate gross value of cash, securities and other property that Executive and his wife receive in a Company Sale as a result of their ownership of Company common stock, options or any other equity securities of the Company, convertible or otherwise, or any other compensation or bonus paid to Executive in connection therewith less the aggregate exercise price, if any, payable by Executive and his wife in respect of stock options held by such parties in connection therewith.

5. Location of Services. The last sentence of Section 2(a) of the Second Amended Agreement is hereby deleted in its entirety and replaced with the following sentence: “Executive’s services pursuant to this Agreement shall be performed primarily in Bellevue, Washington, or at such other locations as the Company and Executive may agree upon from time to time.”

6. Settlement of Disputes. The first sentence of Section 7(a) of the Second Amended Agreement is hereby deleted in its entirety and replaced with the following sentence:

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“Except as provided in Section 7(c), any claims or disputes of any nature between the Company and Executive arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Executive’s employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in the State of Delaware, in accordance with the Commercial Arbitration Rules then existing of the American Arbitration Association.” The first sentence of Section 7(d) of the Second Amended Agreement is hereby deleted in its entirety and replaced with the following sentence: “Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Delaware.”

7. Definition of “Territory”. Subparagraps (8), (9) and (10) of Section 10(a)(vii) of the Second Amended Agreement is hereby deleted in their entirety and replaced with the following subparagraphs: “(8) if a court of competent jurisdiction determines the foregoing to be unenforceable, the State of Washington, or (9) if a court of competent jurisdiction determines the foregoing to be unenforceable, King County in the State of Washington or (10) if a court of competent jurisdiction determines the foregoing to be unenforceable, any County in the State of Washington in which the Company has its headquarters and principal office.”

8. Notices. Section 10(i) of the Second Amended Agreement is hereby deleted in its entirety and replaced with the following: “Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and shall be delivered by personal delivery, overnight courier, mail, electronic facsimile or email addressed to the receiving party at the following respective addresses:

Notices to Executive:

Ryan K. Wuerch

Motricity, Inc.

601 108th Avenue NE

Bellevue, WA 98004

Notices to Company:

Motricity, Inc.

Attention: Nathan A. Gooden

601 108th Avenue NE

Bellevue, WA 98004

All such communications shall be effective when received. Any party may change the address set forth above by notice to each other party given as provided herein.

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9. Governing Law. Section 10(k) of the Second Amended Agreement is hereby deleted in its entirety and replaced with the following: “Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law provisions thereof.”

10. Second Amended Agreement. Except as herein specifically amended, all terms and provisions of the Second Amended Agreement shall remain unaltered and in full force and effect. Except as specifically defined herein, capitalized terms in this First Amendment have the same meanings and definitions as set forth in the Second Amended Agreement.

11. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the Effective Date.

COMPANY:

By:	/s/ Nathan A. Gooden
Name:	Nathan A. Gooden
Title:	Senior Vice President
Corporate Development

EXECUTIVE:

/s/ Ryan K. Wuerch
RYAN K. WUERCH
Title:	Chief Executive Officer

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